EXHIBIT 99.1

COMPANY CONTACT:	FOR IMMEDIATE RELEASE
Jeff Magids Director of Finance & Investor Relation (281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Increased Borrowing Base and

Maturity Extension of Second Lien Notes

Houston, TX – November 15, 2021 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced it has entered into an amendment to its senior secured revolving credit facility (“Credit Facility”) under which the borrowing base has been increased from $300 million to $460 million in connection with its regularly scheduled semi-annual redetermination and in conjunction with closing its previously announced acquisition on October 11, 2021. Concurrently, the Company has also entered into an amendment to its Second Lien Notes Purchase Agreement (“Second Lien Facility”) which extends the maturity date from December 2024 to December 2026 subject to paying down the principal amount of the Second Lien Facility from $200 million to $150 million. The Company intends to make the $50 million payment later this month.

MANAGEMENT COMMENTS

Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “I would like to thank our bank syndicate for their support as we continue to execute on our key objectives. The 50% increase to our borrowing base reflects the value SilverBow has added through the drillbit, our previously announced acquisitions and improved commodity prices. Our liquidity is now at the highest level it has been since early 2018.”

Mr. Woolverton commented further, “SilverBow is well positioned to play offense as we evaluate strategic M&A and further develop our Eagle Ford and Austin Chalk assets. The Company’s enhanced liquidity broadens our opportunity set, as evidenced by the maturity extension and redemption optionality of our Second Lien Facility. By extending the maturity runway to late 2026, we can be thoughtful on adding accretive assets to the portfolio, generating free cash flow and further enhancing shareholder value.”

LIQUIDITY UPDATE

As of October 31, 2021, the Company had $2.6 million in cash and $199 million of outstanding borrowings under its Credit Facility. Adjusted for the increase to the borrowing base to $460 million, the Company had $261 million of undrawn capacity and $2.6 million in cash, resulting in $264 million of liquidity. This is not inclusive of the aforementioned $50 million paydown of the Second Lien Facility.

ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.